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                                 HEARTPORT, INC.

                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

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                                TABLE OF CONTENTS

                                                                           Page

1.   DEFINITIONS AND CONSTRUCTION......................................       1
     1.1     Definitions...............................................       1
     1.2     Accounting Terms..........................................       8

2.   LOANS AND TERMS OF PAYMENT........................................       8
     2.1     Advances..................................................       8
     2.2     Interest Rates, Payments, and Calculations................      10
     2.3     Crediting Payments........................................      11
     2.4     Fees......................................................      11
     2.5     Additional Costs..........................................      11
     2.6     Term......................................................      12
     2.7     Conversion/Continuation of Advances.......................      12
     2.8     Additional Requirements/Provisions Regarding
               LIBOR Rate Advances.....................................      13

3.   CONDITIONS OF LOANS...............................................      14
     3.1     Conditions Precedent to Initial Advance...................      14
     3.2     Conditions Precedent to all Advances......................      14

4.   CREATION OF SECURITY INTEREST.....................................      15
     4.1     Grant of Security Interest................................      15
     4.2     Delivery of Additional Documentation Required.............      15
     4.3     Right to Inspect..........................................      15

5.   REPRESENTATIONS AND WARRANTIES....................................      15
     5.1     Due Organization and Qualification........................      15
     5.2     Due Authorization; No Conflict............................      15
     5.3     No Prior Encumbrances.....................................      16
     5.4     Name; Location of Chief Executive Office..................      16
     5.5     Litigation................................................      16
     5.6     No Material Adverse Change in Financial Statements........      16
     5.7     Solvency..................................................      16
     5.8     Regulatory Compliance.....................................      16
     5.9     Environmental Condition...................................      16
     5.10    Taxes.....................................................      17
     5.11    Subsidiaries..............................................      17
     5.12    Government Consents.......................................      17
     5.13    Full Disclosure...........................................      17

6.   AFFIRMATIVE COVENANTS.............................................      17
     6.1     Good Standing.............................................      17
     6.2     Government Compliance.....................................      17
     6.3     Financial Statements, Reports, Certificates...............      17
     6.4     Taxes.....................................................      18
     6.5     Insurance.................................................      18
     6.6     Principal Depository......................................      18
     6.7     Debt-Net Worth Ratio......................................      19
     6.8     Tangible Net Worth........................................      19
     6.9     Minimum Liquidity.........................................      19
     6.10    Co-Borrowers; Further Assurances..........................      19


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7.   NEGATIVE COVENANTS................................................      19
     7.1     Dispositions..............................................      19
     7.2     Change in Business........................................      19
     7.3     Mergers or Acquisitions...................................      19
     7.4     Indebtedness..............................................      20
     7.5     Encumbrances..............................................      20
     7.6     Distributions.............................................      20
     7.7     Investments...............................................      20
     7.8     Transactions with Affiliates..............................      20
     7.9     Subordinated Debt.........................................      20
     7.10    Compliance................................................      20

8.   EVENTS OF DEFAULT.................................................      20
     8.1     Payment Default...........................................      20
     8.2     Covenant Default..........................................      20
     8.3     Material Adverse Change...................................      21
     8.4     Attachment................................................      21
     8.5     Insolvency................................................      21
     8.6     Other Agreements..........................................      21
     8.7     Subordinated Debt.........................................      21
     8.8     Judgments.................................................      21
     8.9     Misrepresentations........................................      21

9.   BANKS' RIGHTS AND REMEDIES........................................      22
     9.1     Rights and Remedies.......................................      22
     9.2     Power of Attorney.........................................      23
     9.3     Accounts Collection.......................................      23
     9.4     Bank Expenses.............................................      23
     9.5     Servicing Agent's Liability for Collateral................      23
     9.6     Remedies Cumulative.......................................      23
     9.7     Demand; Protest...........................................      24

10.  NOTICES...........................................................      24

11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER........................      24

12.  INTERCREDITOR PROVISIONS..........................................      25
     12.1     Proportionate Interests..................................      25
     12.2     Designation of Service Agent.............................      25
     12.3     Resignation..............................................      25
     12.4     Servicing Agent as Bank..................................      25
     12.5     No Agency................................................      25
     12.6     No Reliance..............................................      25

13.  GENERAL PROVISIONS................................................      25
     13.1     Successors and Assigns...................................      25
     13.2     Indemnification..........................................      26
     13.3     Time of Essence..........................................      26
     13.4     Severability of Provisions...............................      26
     13.5     Amendments in Writing, Integration.......................      26
     13.6     Counterparts.............................................      26
     13.7     Survival.................................................      26
     13.8     Confidentiality..........................................      26
     13.9     Amended and Restated Agreement...........................      26


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     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of March 20, 1998, by and between SILICON VALLEY BANK ("SVB") as Servicing Agent and a Bank and BANQUE NATIONALE DE PARIS ("BNP"); SVB and BNP are sometimes referred to herein individually as a "Bank" and, collectively, as the "Banks") and HEARTPORT, INC. ("Borrower").

                                    RECITALS
                                    --------

     Borrower and Banks are parties to a Loan and Security Agreement dated as of December 31, 1996, as amended from time to time. Borrower wishes to continue to obtain credit from time to time from Banks, and Banks desire to continue to extend credit to Borrower. This Agreement sets forth the terms on which Banks will advance credit to Borrower, and Borrower will repay the amounts owing to Banks.

                                   AGREEMENT
                                   ---------

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION
          ----------------------------

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

               "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

               "Advance" or "Advances" means a cash advance under the Revolving Facility.

               "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

               "Agency Agreement" means that certain Agency Agreement dated as of even date herewith, between the Banks and the Servicing Agent, concerning the administration of this Agreement by them.

               "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), whether or not suit is brought.

               "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

               "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.


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               "Closing Date" means the date of this Agreement.

               "Code" means the California Uniform Commercial Code.

               "Collateral" means the property described on EXHIBIT A attached hereto.

               "Committed Line" means Twenty Five Million Dollars
($25,000,000).

               "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

               "Daily Balance" means the principal amount of the Obligations owed at the end of a given day.

               "Effective Date" means the date on which Liquidity is less than either (i) two (2.0) times the outstanding principal balance hereunder (including the face amount of outstanding Letters of Credit) or (ii) the amount equal to nine (9) times the then applicable Remaining Months Liquidity.

               "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

               "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "GAAP" means generally accepted accounting principles as in effect from time to time.

               "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

               "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.


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               "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, two, three or six months as Borrower may elect, PROVIDED that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices, of the LIBOR interbank market as from time to time in effect, PROVIDED, FURTHER, in all cases such period shall expire not later than the Maturity Date.

               "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

               "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "Issuing Bank" means the Bank issuing a Letter of Credit pursuant to Section 2.1.1. SVB shall be the issuing bank, except that BNP shall be the Issuing Bank if (i) SVB is unable to issue a Letter of Credit or
(ii) a Letter of Credit issued by SVB would require confirmation by another bank under circumstances in which a Letter of Credit issued by BNP would not require confirmation.

               "Letter of Credit" means a Letter of Credit issued pursuant to
Section 2.1.1.

               "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Servicing Agent to be the per annum rate of interest at which deposits in United States Dollars are or would be offered to Servicing Agent in the London interbank market at 11:00 A.M. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

               "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

               "LIBOR Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

               "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

               "Liquidity" means, at any date of determination, the sum of Borrower's cash, cash equivalents, and short term investments, less any cash and cash equivalent balances that are held in a sinking fund for the retirement of debt or capital stock or that are held in pledge for another creditor, plus fifty percent (50%) of Borrower's net trade Accounts (not to exceed $5,000,000).

               "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and any Bank the


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Servicing Agent or the Issuing Bank in connection with this Agreement, all as amended or extended from time to time.

               "Material Adverse Effect" means a material adverse effect on
(i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

               "Maturity Date means March 19, 2000.

               "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

               "Net Cash Losses" means, with respect to any date of determination, determined on a consolidated basis in accordance with GAAP for Borrower and its consolidated Subsidiaries, the average reduction in cash from operations (excluding non-recurring charges) during the fiscal quarter ending prior to such date of determination or if the date of determination is the last day of a fiscal quarter, during the fiscal quarter then ending (or, if monthly reporting is required pursuant to Section 6.3(b), during the three fiscal months ending prior to such date of determination).

               "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to the Servicing Agent or the Banks by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that any Bank may have obtained by assignment or otherwise.

               "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to any Bank pursuant to the terms and provisions of any Loan Document.

               "Percentage Share" means, as to each Bank, the percentage calculated in accordance with Section 12.1 hereof.

               "Permitted Indebtedness" means:

               (a) Indebtedness of Borrower in favor of Banks arising under this Agreement or any other Loan Document;

               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

               (c)     Subordinated Debt;

               (d) Indebtedness to trade creditors incurred in the ordinary course of business;

               (e)     Indebtedness secured by Permitted Liens;

               (f) Indebtedness of any Subsidiary to Borrower and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby); provided that the incurrence of such Indebtedness or


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Contingent Obligations, as the case may be, does not result in a violation of
Section 7.7 as a consequence of the provisos set forth in paragraph (d) of the definition of "Permitted Investments;"

               (g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of Borrower with respect to obligations of any Subsidiary (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

               (h)     Indebtedness in connection with capital leases:

               (i) Extensions, renewals and refinancings of the Indebtedness of the Borrower or any of its Subsidiaries of the type referred to in clause (b) or (h) above, PROVIDED that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase; and

               (j) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Borrower or any such Subsidiary in the ordinary course of business.

               "Permitted Investment" means:

               (a) Investments existing on the Closing Date disclosed in the Schedule;

               (b) any investments selected by the Borrower in accordance with its Investment Policy as adopted by the Borrower on December 19, 1996 (as the same may be amended from time to time with the approval of the Banks); and

               (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (d) Investments (whether consisting of the purchase of securities, loans, capital contributions or otherwise) of Borrower in or to Subsidiaries and Investments by Borrower in or to companies which simultaneously with such Investments become Subsidiaries, provided that the sum of (i) all such Investments by Borrower in or to Subsidiaries, plus (ii) Contingent Obligations by Borrower outstanding at any time with respect to the obligations of Subsidiaries, minus the sum of (x) Investments by Subsidiaries in or to Borrower, plus (y) payments to Borrower on account of Investments of Borrower in or to Subsidiaries, plus (z) distributions or dividends by Subsidiaries to Borrower, in each case, made, incurred or arising on or after the date hereof, does not exceed Five Million Dollars ($5,000,000) outstanding at any time, provided an Event of Default does not exist immediately before or would not exist after giving effect to such Investments;

               (e) Investments (whether consisting of the purchase of securities, loans, capital contributions, or otherwise) of Subsidiaries in or to other Subsidiaries or in Borrower;

               (f) Investments consisting of receivables owing to Borrower or its Subsidiaries by Persons and advances to customers or suppliers, in each case, if created, acquired or made in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments owing by Subsidiaries to Borrower;

               (g) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries;


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               (h)     Investments pursuant to or arising under currency
agreements or interest rate agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

               (i)     Investments permitted under Section 7.3;

               (j) Investments consisting of deposit accounts of Borrower maintained in the ordinary course of business;

               (k) Investments consisting of deposit accounts of any Subsidiaries maintained in the ordinary course of business;

               (l) Investments accepted in connection with Transfers permitted by Section 7.1;

               (m) Investments in an amount not to exceed an aggregate of Twenty Million Dollars ($20,000,000) in Heartport Research and Training Center Inc., provided an Event of Default does not exist immediately before or would exist after giving effect to such Investments; and

               (n) Investments in the form of warrants for common stock of Vista Medical Technologies, Inc. (and the stock into which such warrants may be exercised).

               "Permitted Liens" means the following:

               (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

               (c) Liens (i) upon or in any equipment or real property acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) arising in connection with the leasing of equipment or real property, or (iii) existing on such equipment at the time of its acquisition, PROVIDED that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, PROVIDED that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

               (e) Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

               (f) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

               (g) Liens which constitute rights of set-off of a customary nature or banker's liens on amounts on deposit, whether arising by contract or by operation of law, in connection with arrangements entered into with depository institutions in the ordinary course of business; and


                                       6

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               (h)     Any judgment, attachment or similar lien in connection
with any event or circumstance described in Section 8.4 that is not an Event of Default hereunder.

               "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

               "Prime Rate" means the variable rate of interest, per annum, most recently announced from time to time by Servicing Agent, as its "prime rate," whether or not such announced rate is the lowest rate available from Servicing Agent.

               "Prime Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

               "Regulatory Change" means, with respect to a Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any written interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

               "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by a Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

               "Remaining Months Liquidity" means, as at the end of each fiscal quarter, or if monthly reporting is required pursuant to Section 6.3(b), as at the end of each fiscal month, the ratio of (i) Liquidity at such time to (ii) the monthly average of Net Cash Losses.

               "Responsible Officer" means each of the Chief Executive Officer, Chief Operating Officer, the Chief Financial Officer, the Vice President of Finance and Controller and the Treasurer of Borrower.

               "Revolving Facility" means the facility under which Borrower may request cash advances, as specified in Section 2.1 hereof.

               "Schedule" means the schedule of exceptions attached hereto, if any.

               "Servicing Agent" means SVB in its capacity as agent for the Banks under this Agreement and the Agency Agreement, or any successor Servicing Agent under the Agency Agreement and Section 12 hereof.

               "Subordinated Debt" means the outstanding convertible subordinated notes of the Borrower due 2004 and any other debt incurred by Borrower that is subordinated to the debt owing by Borrower hereunder on terms acceptable to Banks (and identified as being such by Borrower and Banks).


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               "Subsidiary" means any corporation or partnership in which (i)
any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

               "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries MINUS, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, AND (ii) Total Liabilities.

               "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

      1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

2.    LOANS AND TERMS OF PAYMENT
      --------------------------

      2.1 ADVANCES. Subject to the terms and conditions of this Agreement, each Bank severally will make Advances to Borrower as set forth herein. Each Bank severally will make its Percentage Share of Advances such that the aggregate principal amount of each Bank's Advances under this Agreement shall not exceed at any time such Bank's Percentage Share of the Committed Line minus the face amount of all outstanding Letters of Credit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Maturity Date.

               (a) REQUESTS FOR ADVANCES. Whenever Borrower desires an Advance, Borrower will notify Servicing Agent by facsimile transmission or telephone no later than 11:00 a.m. California time on the Business Day that a Prime Rate Advance is to be made, and noon California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is to be made. Servicing Agent shall promptly deliver such notice to the Banks. Each Bank may make Advances under this Agreement, based upon instructions received by Servicing Agent from a Responsible Officer, or without instructions if in Servicing Agent's discretion such Advances are necessary to meet Obligations under this Agreement which have become due and remain unpaid. Each Bank shall be entitled to rely on any notice by telephone or otherwise given by a person who Servicing Agent reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold such Bank harmless for any damages or loss suffered by such Bank as a result of such reliance. Such Bank will wire or credit, as appropriate, the amount of its Percentage Share of Advances in United States Dollars requested to be made under this Section 2.1 to Borrower's deposit account held by Servicing Agent or such other account as Borrower may specify from time to time.

     Each such notice shall specify:

                       (i) the date such Advance is to be made, which shall be a Business Day;

                       (ii)     the amount of such Advance;

(iii) whether such Advance is to be a Prime Rate Advance or a LIBOR Rate Advance; and

(iv) if the Advance is to be a LIBOR Rate Advance, the Interest Period for such Advance.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in the form of a Borrowing Certificate in the form of Exhibit B-1 or Exhibit B-2 executed by Borrower.

          (b) PRIME RATE ADVANCES. Each Prime Rate Advance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a fluctuating rate per annum equal to the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance and in any event on the Maturity Date.

          (c) LIBOR RATE ADVANCES. Each LIBOR Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 150 basis points for such LIBOR Rate Advance. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the last day of the Interest Period for such LIBOR Rate Advance and in any event on the Maturity Date.

          (d) PREPAYMENT OF THE ADVANCES. Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Servicing Agent not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance.
The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances to be prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.9.

     2.1.1     LETTERS OF CREDIT.

               (a) At Borrower's written request, Issuing Bank shall issue Letters of Credit for Borrower's account. Each Bank severally agrees to participate in Letters of Credit, in accordance with such Bank's Percentage Share.

               (b) Issuing Bank shall issue the Letter of Credit upon receipt of Borrower's written request and Issuing Bank's standard form of application, stating (a) the date Borrower wishes to receive the Letter of Credit (which shall be a Business Day); (b) the requested amount of such Letter of Credit; (c) the aggregate principal amount of all Advances and Letters of Credit then outstanding; (d) if appropriate, the conditions requested by Borrower under which the Letter of Credit may be drawn upon; and
(e) any other information Issuing Bank might need to issue the Letter of Credit. Issuing Bank shall promptly notify all of the Banks upon receipt of a request for a Letter of Credit.

               (c) The maximum aggregate principal obligation at any one time for undrawn and drawn but unreimbursed Letters of Credit shall be Five Million Dollars ($5,000,000). Each Letter of Credit shall be issued pursuant to the terms and conditions of this Agreement and of the Issuing Bank's standard form of application and security agreement for letters of credit. Each Letter of Credit shall be issued pursuant to the terms and conditions of this Agreement and of the Issuing Bank's standard form of application and security agreement for letters of credit. Each Letter of Credit shall (a) expire no later than the Maturity Date; and (b) be otherwise in form and substance satisfactory to Issuing Bank. Upon issuing a Letter of Credit, the Issuing Bank shall immediately notify Banks of such issuance and shall, on a continuing basis, keep the Banks informed of the drawn and undrawn but unreimbursed amount of each Letter of Credit for so long as such Letter of Credit is outstanding. Borrower shall pay Servicing Agent quarterly in arrears on the last day of each March, June, September and December a fee equal to one and one-half percent (1.5%) per annum of the face amount of each Letter of Credit issued hereunder during the period from the date of issuance until expiration, which shall be shared by Banks in accordance with the Agency Agreement. On the day on which Issuing Bank honors any drawing made by the beneficiary of a Letter of Credit, Borrower shall pay to Issuing Bank the full amount of the drawing so honored, or at Borrower's option, shall treat the amount of such drawing as an Advance under
Section 2.1. The obligation to reimburse Issuing Bank for the amount of such drawing is absolute, unconditional, and irrevocable.

               (d) Borrower may request that Issuing Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Issuing Bank shall treat payment on such demand as an Prime Rate Advance to Borrower of the equivalent amount in United States Dollars. Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Banks shall create a reserve under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the Dollar equivalent of the face amount of such Letter of Credit at issuance. The amount of such reserve may be amended by Banks from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

      2.2      INTEREST RATES, PAYMENTS, AND CALCULATIONS.

               (a) INTEREST RATE. Except as set forth in Section 2.2(b) and subject to the following sentence, all outstanding Advances shall bear interest, on the average Daily Balance thereof, at a rate equal to the rates specified in the provisions relating to each facility hereunder.

               (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to four
(4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default. In the case of a LIBOR Rate Advance, upon the expiration of the applicable Interest Period following and during the continuance of an Event of Default, such rate will be four (4) percentage points above the Prime Rate.

               (c) PAYMENTS. All interest that accrues hereunder shall be due and payable on last day of each March, June, September and December during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All principal and interest shall be paid in U.S. dollars and shall be due and payable without demand on the Maturity Date.

               (d) COMPUTATION. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

     2.3 CREDITING PAYMENTS. Prior to the occurrence and continuance of an Event of Default, Servicing Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Servicing Agent of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Servicing Agent after 12:00 noon California time shall be deemed to have been received by Servicing Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Servicing Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

     2.4 FEES. Borrower shall pay to Servicing Agent the following to be shared by Banks in accordance with the Agency Agreement:

               (a) FACILITY FEE. Facility fees equal to (i) Sixty Two Thousand Five Hundred Dollars ($62,500), which fee shall be due on the Closing Date and shall be fully earned and nonrefundable and (ii) one quarter of one percent (.25%) per annum of the unused portion of the Committed Line per year payable quarterly in arrears on the last day of each March, June, September and December for each quarter until the Maturity Date, which fee, when paid, shall be fully earned and non-refundable;

               (b) FINANCIAL EXAMINATION AND APPRAISAL FEES. Banks, customary fees and out-of-pocket expenses for Banks, audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Banks or their agents;

               (c) BANK EXPENSES. Upon the date hereof, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses (not to exceed $10,000), and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

     2.5 ADDITIONAL COSTS. In case any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law or any other Regulatory Change), in each case after the date of this Agreement:

               (a) subjects any Bank to any United States of America tax (including any tax imposed by any political subdivision of the United States of America) with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Bank) and provided that Bank shall take all reasonable steps to mitigate or limit any such taxes;

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank; or

               (c) imposes upon any Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

     2.6 TERM. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for a term ending on the Maturity Date, provided that Banks may, in their discretion, agree to a request from Borrower to extend the term for one additional year. To request such extension, Borrower shall give Servicing Agent and Banks written notice thereof not less than sixty (60) days' prior
to the first anniversary of the Closing Date.   Notwithstanding the
foregoing, each Bank shall have the right to terminate its obligation to make Advances or to issue any Letter of Credit under this Agreement immediately upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Lien of the Servicing Agent and the Banks on the Collateral shall remain in effect for so long as any Obligations (other than inchoate Obligations) are outstanding.

     2.7      CONVERSION/CONTINUATION OF ADVANCES.

              (a) Borrower may from time to time submit in writing a request to Servicing Agent that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on EXHIBIT B-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Servicing Agent's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

                       (i)      no Event of Default or event which with
notice or passage of time or both would constitute an Event of Default exists;

                       (ii) no party hereto shall have sent any notice of termination of the Agreement;

                       (iii) Borrower shall have complied with such customary procedures as Banks have established from time to time for Borrower's requests for LIBOR Rate Advances;

                       (iv) Subject to the limitations of Section 2, the amount of a Prime Rate Advance shall be $500,000 or more, and the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

                       (v) Servicing Agent shall have determined that the Interest Period or LIBOR Rate is available to Banks as of the date of the request for such LIBOR Rate Advance.

     Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable and must be received by Servicing agent at least three (3) business days before the requested effective date of conversion to a LIBOR rate Advance or continuation of a LIBOR Rate Advance. Notwithstanding anything to the contrary contained herein, Banks shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Banks had purchased such deposits to fund the LIBOR Rate Advances.

              (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Servicing Agent has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Banks' option, convert to Prime Rate Advances in the event that an Event of Default shall exist and as such shall be subject to Section 2.2(b). Borrower shall pay to Banks, upon demand by Banks (or Servicing Agent may, at its option, charge Borrower's deposit account) any amounts required to compensate Banks for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances following an Event of Default.

     2.8      ADDITIONAL REQUIREMENTS/PROVISIONS REGARDING LIBOR RATE ADVANCES.

              (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Banks receive all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall on demand by Servicing Agent which shall be made at the request of any Bank, pay Servicing Agent the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Banks by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Servicing Agent in its reasonable discretion. Servicing Agent's determination as to such amount shall be conclusive absent manifest error.

              (b) Borrower shall pay to a Bank, upon the request of such Bank, such amount or amounts as shall be sufficient as determined by such Bank to be necessary to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant timely notice of borrowing hereunder.

              (c) If a Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case, on or after the date hereof, has or would have the effect of reducing the rate of return on capital of such Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by such Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate such Bank for such reduction. A statement of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

              (d) If at any time a Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to such Bank in the offshore currency interbank markets, or
(ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then such Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice such Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Banks and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for a Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by such Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to
Section 2.9(a)).

3.      CONDITIONS OF LOANS
        -------------------

        3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

              (a)      this Agreement;

              (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

              (c) negative pledge agreement in substantially the form of EXHIBIT D hereto;

              (d) financing statement (Form UCC-1) or UCC-2 as the Banks may require, naming the Servicing Agent and the banks as secured parties, in form and substance acceptable to the Servicing Agent and the Banks;

              (e)      insurance certificate;

              (f) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof; and

              (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of Banks to make each Advance, including the initial Advance, is further subject to the following conditions:

              (a) timely receipt by Servicing Agent of the Payment/Advance Form and/or LIBOR Rate Advance Form as provided in Section 2.1; and

              (b)      the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form or LIBOR Rate Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

     4.      CREATION OF SECURITY INTEREST
             -----------------------------

              4.1      GRANT OF SECURITY INTEREST.

                       (a) Borrower grants and pledges to Servicing Agent, for itself and as agent for Banks and to each Bank, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest will constitute a valid, first priority security interest in the Collateral except for Permitted Liens as of the Effective Date.

                       (b) Notwithstanding anything contained in this Agreement to the contrary, the grant of security interest contained herein shall not be effective or otherwise deemed given until the Effective Date, at which date the terms of Sections 4.1 and 4.2 shall become immediately effective without notice or action by Servicing Agent or any Bank. Servicing Agent may file the financing statement referred to in Section 3.1(d) with the California Secretary of State on or after, but not before, the Effective Date.

              4.2 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall from time to time execute and deliver to Servicing Agent, at the request of Servicing Agent, all Negotiable Collateral on or after the Effective Date, all financing statements and other documents that Servicing Agent may reasonably request, in form satisfactory to Servicing Agent, to perfect and continue perfected Servicing Agent's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

              4.3 RIGHT TO INSPECT. Servicing Agent and Banks (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

              4.4 REQUIREMENT FOR CASH COLLATERAL. If Borrower does not comply with any covenant contained in Sections 6.7, 6.8 or 6.9 herein, then Borrower shall pledge cash or a certificate of deposit to Servicing Agent in an amount equal to one hundred five percent (105%) of the aggregate amount without duplication of (i) all the outstanding Advances and (ii) all outstanding Letters of Credit, in each case to the extent not already cash-secured. Servicing Agent agrees to release the cash pledged pursuant to this Section 4.4 upon Borrower's achieving compliance with the covenant giving rise to the pledge hereunder. Notwithstanding anything to the contrary in this Agreement, failure to comply with any such covenant shall not be a default or an Event of Default so long as the Borrower complies with this Section 4.4 on the next Business Day after the Borrower becomes aware of the noncompliance with any such covenant.

     5.       REPRESENTATIONS AND WARRANTIES
              ------------------------------

     Borrower represents and warrants as follows:

              5.1 DUE ORGANIZATION AND QUALIFICATION. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except to the extent that failure to so qualify would not have a Material Adverse Effect on the Borrower.

              5.2 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

              5.3 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

              5.4 NAME; LOCATION OF CHIEF EXECUTIVE OFFICE. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

              5.5 LITIGATION. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Servicing Agent's and the Banks' security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

              5.6 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Servicing Agent and Banks fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. Except as disclosed to the Servicing Agent or the Borrower's public filings and announcements, there has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

              5.7 SOLVENCY. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

              5.8 REGULATORY COMPLIANCE. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act, and Borrower has not violated any statutes, laws, ordinances or rules applicable to it, noncompliance with which or violation of which could have a Material Adverse Effect.

              5.9 ENVIRONMENTAL CONDITION. Except as set forth in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

              5.10 TAXES. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except for taxes the amount or validity of which Borrower is contesting in good faith by appropriate proceedings and with respect to which Borrower has taken adequate reserves in accordance with GAAP.

              5.11 SUBSIDIARIES. As of the date hereof, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

              5.12 GOVERNMENT CONSENTS. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except to the extent that failure to do so would not have a Material Adverse Effect on Borrower.

              5.13 FULL DISCLOSURE. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Servicing Agent or any Bank in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

     6.       AFFIRMATIVE COVENANTS
              ---------------------

              Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

              6.1 GOOD STANDING. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

              6.2 GOVERNMENT COMPLIANCE. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

              6.3      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

                       (a) Borrower shall deliver to Servicing Agent for distribution to the Banks: (a) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to the Banks; (b) within ten (10) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and
(d) such financial information as Bank may reasonably request from time to time.

                       (b) If at any time and during such time that Borrower's Liquidity is less than (i) two and one quarter (2.25) times the outstanding Obligations hereunder or (ii) an amount equal to twelve (12) times the then applicable Remaining Months Liquidity, Borrower shall deliver to Servicing Agent for distribution to the Banks a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations for the relevant month, certified by a Responsible Officer within thirty (30) days after the last day of each calendar month.

                       (c) Borrower shall deliver to Servicing Agent for distribution to the Banks with each of the quarterly or monthly financial statement required above a Compliance Certificate signed by a Responsible Officer in substantially the form of EXHIBIT C hereto.

              6.4 TAXES. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Servicing Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Servicing Agent with proof satisfactory to the Banks indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

              6.5      INSURANCE.

                       (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

                       (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to the Banks. After the Effective Date only, all such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to the Banks, showing Servicing Agent and the Banks as an additional loss payee thereof and all liability insurance policies shall show the Servicing Agent and the Banks as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. After the Effective Date only, upon Servicing Agent's request, Borrower shall deliver to Servicing Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. After the Effective Date only, all proceeds payable under any such policy shall, at the option of Servicing Agent, be payable to Servicing Agent to be applied on account of the Obligations.

              6.6 PRINCIPAL DEPOSITORY. Borrower shall either (i) maintain its principal domestic depository and operating accounts with Servicing Agent or (ii) shall maintain a minimum balance of no less than Four Million Dollars ($4,000,000) in a deposit account with Servicing Agent.

              6.7 DEBT-NET WORTH RATIO. Subject to the following sentence, Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 0.75 to 1.00. At any time Borrower is subject to the monthly reporting requirements of Section 6.3(b), Borrower shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 0.75 to 1.00.

              6.8 TANGIBLE NET WORTH. Subject to the following sentence, Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a Tangible Net Worth of not less than Fifty Million Dollars ($50,000,000). At any time Borrower is subject to the monthly reporting requirements of Section 6.3(b), Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth of not less than Fifty Million Dollars ($50,000,000).

              6.9 MINIMUM LIQUIDITY. Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a minimum Liquidity of the greater of (a) one and three quarters (1.75) times the amount of outstanding obligations hereunder OR (b) an amount equal to six (6) time the then applicable Remaining Months Liquidity.

              6.10 CO-BORROWERS; FURTHER ASSURANCES. At any time and from time to time, Borrower shall, at Servicing Agent's request in the exercises of the Banks' sole discretion, cause any Subsidiary to become party to this Agreement as a co-borrower and to grant a security interest in its assets to secure the Obligations, all on terms acceptable to the Banks. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by the Banks to effect the purposes of this Agreement.

     7.       NEGATIVE COVENANTS
              ------------------

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as the Banks may have any commitment to make any Advances or to issue or make any payment under any Letter of Credit, Borrower will not do any of the following:

              7.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory and other assets in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries and exclusive and non-exclusive license entered into in good faith in connection with the distribution of Borrower's products; (iii) Transfers of worn-out or obsolete Equipment; or (iv) as disclosed in writing to the Banks prior to date hereof.

              7.2 CHANGE IN BUSINESS. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not, without thirty
(30) days prior written notification to the Banks and Servicing Agent, relocate its chief executive office.

              7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except (i) if Borrower is the surviving entity of any such merger or consolidation (except for the merger or consolidation of one Subsidiary into another Subsidiary) and (ii) no Event of Default has occurred and is continuing or would result from such action.

              7.4 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

              7.5 ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

              7.6 DISTRIBUTIONS. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except (i) repurchases from current or former employees, directors or consultants of the Borrower under the terms of any stock option or stock purchase plans or agreements up to a maximum of $500,000 in any one fiscal year (provided an Event of Default has not occurred and is continuing at the time of such repurchase or would exist after giving effect to such repurchase), and (ii) dividends payable solely in common stock.

              7.7 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

              7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

              7.9 SUBORDINATED DEBT. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt.

              7.10 COMPLIANCE. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

     8.       EVENTS OF DEFAULT
              -----------------

     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

              8.1 PAYMENT DEFAULT. If Borrower fails to pay the principal of, or any interest on, any Advances or fails to repay any amount paid under any Letter of Credit when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

              8.2 COVENANT DEFAULT. If Borrower fails to timely perform any obligation under Sections 4.4, 6.7, 6.8 or 6.9 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

              8.3 MATERIAL ADVERSE CHANGE. If there occurs a material adverse change in Borrower's business or consolidated financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Servicing Agent's and the Banks' security interests in the Collateral;

              8.4 ATTACHMENT. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period) or to the extent that such Lien is a Permitted Lien;

              8.5 INSOLVENCY. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within twenty (20) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

              8.6 OTHER AGREEMENTS. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could have a Material Adverse Effect;

              8.7 SUBORDINATED DEBT. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with the Banks;

              8.8 JUDGMENTS. If a judgment or judgments for the payment of money, the uninsured amount of which is, individually or in the aggregate, at least Five Hundred Thousand Dollars ($500,000), shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty
(30) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

              8.9 MISREPRESENTATIONS. If there exists any material misrepresentation or material misstatement on or as of the date made in any warranty or representation set forth herein or in any certificate delivered to Servicing Agent or any Bank by any Responsible Officer pursuant to this Agreement or to induce the Banks to enter into this Agreement or any other Loan Document.

     9.       BANKS' RIGHTS AND REMEDIES
              --------------------------

              9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Servicing Agent may, at the election and direction of the Banks in accordance with the Agency Agreement, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                       (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any such declaration);

                       (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement and the Issuing Bank may cease issuing Letters of Credit;

                       (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Servicing Agent reasonably considers advisable;

                       (d) Without notice to or demand upon Borrower, make such payments and do such acts as Servicing Agent considers necessary or reasonable to protect the Banks' security interest in the Collateral. Borrower agrees to assemble the Collateral if Servicing Agent so requires, and to make the Collateral available to Servicing Agent as Servicing Agent may designate. Borrower authorizes Servicing Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Servicing Agent's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Servicing Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Servicing Agent's rights or remedies provided herein, at law, in equity, or otherwise;

                       (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by any Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by any Bank;

                       (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Servicing Agent is hereby granted a license or other right, solely pursuant to the provisions of this
Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Servicing Agent's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Servicing Agent's benefit;

                       (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Servicing Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                       (h) Any Bank may credit bid and purchase at any public sale; and

                       (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

              9.2 POWER OF ATTORNEY. At any time after the Effective Date, but effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Servicing Agent (and any of Servicing Agent's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Servicing Agent's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Servicing Agent's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Servicing Agent determines to be reasonable; provided Servicing Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Servicing Agent as Borrower's attorney in fact, and each and every one of Servicing Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and the Banks' obligation to provide Advances hereunder and the Issuing Bank's obligation to issue and make any payments under Letters of Credit is terminated.

              9.3 ACCOUNTS COLLECTION. At any time from the Effective Date, Servicing Agent may notify any Person owing funds to Borrower of Servicing Agent's and the Banks' security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Servicing Agent, receive in trust all payments as Servicing Agent's trustee, and immediately deliver such payments to Servicing Agent in their original form as received from the account debtor, with proper endorsements for deposit.

              9.4 BANK EXPENSES. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Servicing Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in
Section 6.5 of this Agreement, and take any action with respect to such policies as Servicing Agent deems prudent. Any amounts so paid or deposited by Servicing Agent shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Servicing Agent shall not constitute an agreement by Servicing Agent to make similar payments in the future or a waiver by Servicing Agent of any Event of Default under this Agreement.

              9.5 SERVICING AGENT'S LIABILITY FOR COLLATERAL. So long as Servicing Agent complies with reasonable banking practices, Servicing Agent shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

              9.6 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Servicing Agent and each Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Servicing Agent or a Bank of one right or remedy shall be deemed an election, and no waiver of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Servicing Agent or a Bank shall constitute a waiver, election, or acquiescence by it. No waiver shall be effective unless made in a written document signed on behalf of Servicing Agent and each Bank, as appropriate and then shall be effective only in the specific instance and for the specific purpose for which it was given.

              9.7 DEMAND; PROTEST. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by a Bank on which Borrower may in any way be liable.

     10.      NOTICES
              -------

              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile as follows:

     If to Borrower:          Heartport, Inc.
                              200 Chesapeake Drive
                              Redwood City, CA  94063
                              Attn:  Ms. Rebecca Kuhn
                              FAX:  (650) 482-4439

     If to SVB:               Silicon Valley Bank
     (as a Bank or            1731 Embarcadero Road, Suite 220
     as Servicing Agent)      Palo Alto, CA  94303
                              Attn:  Mr. Gary Reagan
                              FAX:  (650) 812-0640

     If to BNP:               Banque Nationale de Paris
                              180 Montgomery Street
                              San Francisco, CA  94104
                              Attn:  Ms. Katherine Wolfe
                              FAX:  (415) 296-8954

     Each of the parties hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties.

     11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER
              ------------------------------------------

              This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower, Servicing Agent and each Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER, SERVICING AGENT AND EACH BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.      INTERCREDITOR PROVISIONS
              ------------------------

              12.1 PROPORTIONATE INTERESTS. Except as otherwise provided in this Agreement, the rights, interests, and obligations of each Bank under this Agreement and the Loan Documents at any time shall be severally shared in the ratio of (a) the maximum amount the Bank has committed to advance as set forth on the signature page signed by the Bank to
(b) the Committed Line. Any reference in this Agreement or the Loan Documents to an allocation between or sharing by the Banks of any right, interest, or duty "ratably," "proportionally," "pro rata," or in similar terms shall refer to this ratio. No Bank is obligated to advance any funds in lieu of or for the account of the other Bank if the latter Bank fails to make such Advance.

              12.2 DESIGNATION OF SERVICE AGENT. To facilitate the administration of this Agreement, SVB shall act as "Servicing Agent" for itself and all Banks. Servicing Agent shall have only such duties as are expressly set forth in this Agreement and the Agency Agreement, or as otherwise agreed in writing by the Banks. Servicing Agent shall be deemed to act on behalf of all Banks whenever Servicing Agent acts under this Agreement.

              12.3 RESIGNATION. Servicing Agent may resign as Servicing Agent, upon thirty (30) day's written notice to the other Banks and to Borrower and appointment of a successor Servicing Agent in accordance with the Agency Agreement. Upon receipt of notice of resignation, the Banks shall appoint a successor Servicing Agent in accordance with the Agency Agreement. The resigning Servicing Agent shall cooperate fully in delivering to the successor Servicing Agent the Loan Documents and copies of all records relating to the Advances and payments made hereunder that the successor Servicing Agent reasonably requests.

              12.4 SERVICING AGENT AS BANK. SVB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Servicing Agent. The term "Banks" includes Servicing Agent in Servicing Agent's individual capacity. Servicing Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust, or other business with, the Borrower or any Subsidiary or Affiliates as if Servicing Agent were not Servicing Agent.

              12.5 NO AGENCY. EXCEPT AS SPECIFIED HEREIN, NEITHER BANK IS AN AGENT OF THE OTHER. NEITHER BANK HAS ANY AUTHORITY TO ACT OR FAIL TO ACT FOR THE OTHER. THE OBLIGATIONS OF EACH BANK HEREUNDER ARE SEVERAL. NO BANK SHALL BE LIABLE FOR THE FAILURE OF ANY OTHER BANK TO PERFORM ITS OBLIGATIONS HEREUNDER.

              12.6 NO RELIANCE. The provisions of this Article 12 are solely for the benefit of Banks in specifying their rights and obligations with respect to each other, and not for the benefit of any Borrower or its assigns or successors. In the event of any conflict between the terms of the Agency Agreement and the terms of this Article 12, the terms of the Agency Agreement shall control.

     13.      GENERAL PROVISIONS
              ------------------

              13.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; PROVIDED, HOWEVER, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the Banks' prior written consent, which consent may be granted or withheld in the exercise of the Bank's sole discretion. Each Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Bank's obligations, rights and benefits hereunder.

              13.2 INDEMNIFICATION. Borrower shall defend, indemnify and hold harmless Servicing Agent and each Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Servicing Agent or any Bank as a result of or in any way arising out of, following, or consequential to transactions between Servicing Agent or any Bank and Borrower under the Loan Documents (including without limitation reasonable attorneys fees and expenses), except for losses caused by Servicing Agent's or such Bank's gross negligence or willful misconduct.

              13.3 TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

              13.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

              13.5 AMENDMENTS IN WRITING, INTEGRATION. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

              13.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

              13.7 SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify the parties with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Banks or Servicing Agent have run.

              13.8 CONFIDENTIALITY. In handling any confidential information Servicing Agent and each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Servicing Agent or such Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Advances and Letters of Credit, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Servicing Agent or such Bank and (v) as Servicing Agent or such Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Servicing Agent or such Bank when disclosed to Servicing Agent or such Bank, or becomes part of the public domain after disclosure to Servicing Agent or such Bank through no fault of Servicing Agent or such Bank; or (b) is disclosed to Servicing Agent or such Bank by a third party, provided Servicing Agent or such Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

              13.9 AMENDED AND RESTATED AGREEMENT. This Agreement amends and restates, and supercedes in its entirety, that certain Loan and Security Agreement, dated as of December 31, 1996 between SVB and the Borrower, and SVB's successors and assigns, pursuant to the terms of which there are no amounts outstanding as of the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                   HEARTPORT, INC.


                                   By:______________________________________

                                   Title:___________________________________


                                   SILICON VALLEY BANK, as Servicing Agent


                                   By:______________________________________

                                   Title:___________________________________


                                   SILICON VALLEY BANK, as Bank


                                   By:______________________________________

                                   Title:___________________________________

                                   Percentage Share:  Fifty Percent (50%)


                                   BANQUE NATIONALE DE PARIS


                                   By:______________________________________

                                   Title:___________________________________

                                   By:______________________________________

                                   Title:___________________________________

                                   Percentage Share:  Fifty Percent (50%)

                                   EXHIBIT A
                                   ---------


     The Collateral shall consist of all right, title and interest of Borrower in and to the following:

     All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     (a) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

     (b) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, claims, literature, reports, catalogs, income tax refunds, payments of insurance and rights to payment of any kind;

     (c) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

     (d) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

     (e) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

     Notwithstanding the foregoing, the Collateral shall not include any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, trademarks, servicemarks and applications therefor; any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired or any other intellectual property rights; or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided the foregoing shall not restrict the security interest of Servicing Agent and Banks in Accounts arising from the sale of Borrower's products in the ordinary course of business that relate directly or indirectly to the use of intellectual property rights.

     Notwithstanding the foregoing, the Collateral shall not include any equipment or related general intangibles that are the subject of an equipment lease to the extent that and for so long as, such equipment lease prohibits the granting of a security interest in such equipment and related general intangibles.

                                  EXHIBIT B-1
                                  -----------

                   LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

  DEADLINE FOR SAME DAY PROCESSING OF PRIME ADVANCE IS 11:00 A.M., PACIFIC TIME
          DEADLINE FOR LIBOR RATE ADVANCE IS 12:00 P.M., PACIFIC TIME
                         3 BUSINESS DAYS IN ADVANCE

      DEADLINE FOR SAME DAY REPAYMENT PROCESSING IS 12:00 P.M., PACIFIC TIME

TO:  CENTRAL CLIENT SERVICE DIVISION                 DATE: ____________________

FAX#:  (408) 496-2426                                TIME: ____________________

--------------------------------------------------------------------------------

FROM:  Heartport, Inc.
       ---------------------------------------------------------------------
                                CLIENT NAME (BORROWER)

REQUESTED BY:
              --------------------------------------------------------------
                               AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE:
                      ------------------------------------------------------

PHONE NUMBER:
              --------------------------------------------------------------

FROM ACCOUNT #                         TO ACCOUNT #
              -----------------------                -----------------------


REQUESTED TRANSACTION TYPE               REQUEST DOLLAR AMOUNT
--------------------------               ---------------------

PRINCIPAL INCREASE (ADVANCE)             $ _________________________________
PRINCIPAL PAYMENT (ONLY)                 $ _________________________________
INTEREST PAYMENT (ONLY)                  $ _________________________________
PRINCIPAL AND INTEREST (PAYMENT)         $ _________________________________

OTHER INSTRUCTIONS: ________________________________________________________
____________________________________________________________________________

     All representations and warranties of Borrower stated in the Loan
Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.
--------------------------------------------------------------------------------

                                 BANK USE ONLY

TELEPHONE REQUEST:
------------------

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

__________________________________     __________________________________
     Authorized Requester                           Phone #

__________________________________     __________________________________
      Received By (Bank)                            Phone #

                       ___________________________
                       Authorized Signature (Bank)

--------------------------------------------------------------------------------

                                  EXHIBIT B-2

               LIBOR RATE ADVANCE/CONVERSION/CONTINUATION CERTIFICATE

     The undersigned hereby certifies as follows:

     I,_____________________, am the duly elected and acting __________________
of Heartport, Inc. ("Borrower"), a Responsible Officer (as defined in the Agreement hereafter defined).

     This certificate is delivered on behalf of Borrower to Silicon Valley Bank, as Servicing Agent, pursuant to Section 2.8 of that certain Amended and Restated Loan Agreement dated as of _____________, 1998, between Borrower and Banks named therein (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

     Borrower hereby requests on _______________, 19__ a LIBOR Rate Advance (the "Advance") as follows:

     (a) _____  (i)   A new LIBOR Rate Advance; or

         _____ (ii) A rate conversion of an existing Prime Rate Advance from a Prime Rate Advance to a LIBOR Rate Advance; or

         _____ (iii) A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

                      [CHECK (i) OR (ii) OR (iii) ABOVE]

     (b) The date on which the Advance is to be made is _________________, 19__.

     (c) The amount of the Advance is to be ($___________), for an Interest Period of ______ month(s).

     All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this ____day of ________________, 19__.

                                         HEARTPORT, INC.

                                         By:_________________________________

                                         Title:______________________________

FOR INTERNAL BANK USE ONLY

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
LIBOR Pricing Date     LIBOR Rate       LIBOR Rate Variance       Maturity Date
-------------------------------------------------------------------------------

                                                 ___%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    EXHIBIT C
                              COMPLIANCE CERTIFICATE

TO:          SILICON VALLEY BANK, AS SERVICING AGENT

FROM:        HEARTPORT, INC.

     The undersigned authorized officer of Heartport, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement, dated as of ___________, 1998, between Borrower and the Banks named therein (the "Agreement"), (i) Borrower is in complete compliance for the period ending ______________ with all financial covenants except as noted below, (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof, provided however, that those representations and warranties expressly referring to another date shall be true and complete in all material respects as of such date, and (iii) he/she is a Responsible Officer under the Agreement. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

                       PLEASE INDICATE COMPLIANCE STATUS
                   BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

     REPORTING COVENANT                 REQUIRED                    COMPLIES
     ------------------                 --------                    --------

     Monthly financial statements       Monthly within 30 days(1)   Yes     No
     Annual (CPA Audited)               FYE within 90 days          Yes     No
     10K & 10Q                          Within 10 days              Yes     No

     FINANCIAL COVENANT                 REQUIRED       ACTUAL       COMPLIES
     ------------------                 --------       ------       --------

     Maintain on a Quarterly/
       Monthly(2) Basis:
     Liquidity                          (3)            _________    Yes     No
     Minimum Tangible Net Worth         $50,000,000    $________    Yes     No
     Maximum Debt/Tangible Net Worth    .75:1.00       _____:1.00   Yes     No

     (1) Only required if Liquidity is less than 2.25x loan balance or RML is less than 12 months.

     (2) Tested Quarterly unless Liquidity is less than 2.25x loan balance or RML is less than 12 months.

     (3) 1.75x outstanding obligations or 6x Remaining Months Liquidity


COMMENTS REGARDING EXCEPTIONS:  See Attached.


Sincerely,

_____________________________________________
SIGNATURE

_____________________________________________
TITLE

_____________________________________________
DATE


---------------------------------------------

             BANK USE ONLY

Received by:_______________________________
                AUTHORIZED SIGNER

Date:______________________________________

Verified:__________________________________
                AUTHORIZED SIGNER

Date:______________________________________

Compliance Status:               Yes     No

---------------------------------------------

                                    EXHIBIT D
                           NEGATIVE PLEDGE AGREEMENT

     This Negative Pledge Agreement is made as of March 20, 1998, by and among HEARTPORT, INC. ("Borrower") and SILICON VALLEY BANK, as Servicing Agent ("Servicing Agent").

     In connection with the Loan Documents being concurrently executed between Borrower, Servicing Agent and the Banks named therein, Borrower agrees as follows:

     1. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's intellectual property, including, without limitation, the following:

          a. Any and all copyright rights, copyright applications, copyright registrations and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights");

          b. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

          d. All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the "Patents");

          e. Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks");

          f. Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          g. All licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          h. All amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

          i. All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Notwithstanding the foregoing, Borrower may sell, license and otherwise dispose of the foregoing (i) to the extent set forth in the Loan Documents, and (ii) in the ordinary course of business.

     2. It shall be an Event of Default under the Loan Documents if there is a breach of any term of this Negative Pledge Agreement.

     3. Capitalized items used herein without definition shall have the same meanings as set forth in the Amended and Restated Loan and Security Agreement of even date herewith.

HEARTPORT, INC.                        SILICON VALLEY BANK, AS SERVICING AGENT

By:_________________________________   By:_____________________________________

Title:______________________________   Title:__________________________________